Exhibit 99.(d)(9)(B)

SUB-SUBADVISORY AGREEMENT

THIS AGREEMENT is made as of this 17th day of February, 2022, by and between SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., ("SIMNA") a corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, 19th Floor, New York 10018, and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED ("SIMNA Limited") a UK corporation with its principal place of business at 1 London Wall Place, London, EC2Y 5AU, UK.

WITNESSETH

WHEREAS, Park Avenue Institutional Advisers LLC ("Park Avenue"), a Delaware limited liability company, has retained SIMNA as its sub-adviser to render investment advisory services to the Funds set forth on Exhibit A (each, a “Fund”), each a series of Guardian Variable Products Trust, pursuant to a Sub-Advisory Agreement dated as of the date hereof (the "Park Avenue Advisory Agreement"); and

WHEREAS, SIMNA desires to employ SIMNA Limited, an affiliate that is registered with the U.S. Securities and Exchange Commission as an investment adviser, as its investment sub-adviser, and SIMNA Limited is willing to render investment sub-advisory services to SIMNA, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

1.              Appointment of SIMNA Limited. SIMNA hereby appoints SIMNA Limited as investment sub-adviser for the assets of the Funds, on the terms and conditions set forth herein, and subject to the direction of SIMNA. SIMNA Limited accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.              Duties of SIMNA Limited.

(a)            SIMNA employs SIMNA Limited to act as its sub-advisor in managing the investment and reinvestment of all or a portion of the assets of each Fund in accordance with the Park Avenue Advisory Agreement; to continuously review, supervise, and administer an investment program for the Funds; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Trust (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Trust is required to maintain; and to render or assist SIMNA in rendering regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of SIMNA Limited’s responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of SIMNA, the Trust’s officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in each Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA), and Applicable Law (as defined below). SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein. For purposes of this Agreement, “Applicable Law” means all applicable laws, rules and regulations and shall include any applicable exemptive relief and any applicable guidance or interpretations of a regulatory body with due jurisdiction or its staff.

(b)            SIMNA Limited acknowledges and agrees that SIMNA is ultimately responsible for all aspects of providing to the Funds the services required of SIMNA under the Park Avenue Advisory Agreement. Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Funds, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Fund and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonably request regarding (A) SIMNA Limited’s implementation of each Fund’s investment program and each Fund’s portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with Applicable Law, including United States securities laws and regulations applicable to SIMNA Limited and the Fund, (C) each Fund’s compliance with the objective, policies, and limitations set forth in each Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA) and (D) such other matters as SIMNA may reasonably request.

3.             Securities Transactions. Among its responsibilities, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Funds, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to SIMNA Limited (either directly or through SIMNA), and, to the extent applicable, consistent with Section 28(e) of the Securities Exchange Act of 1934. SIMNA Limited will promptly communicate or assist SIMNA in communicating to Park Avenue, the Funds’ officers and the Board of Trustees such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Funds as SIMNA or such officers or the Board may reasonably request.

4.             Compensation of SIMNA Limited. For the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not Park Avenue, the Trust or the Funds) will pay to SIMNA Limited at the end of each of month a fee equal to the amount set forth on Exhibit A. For clarity, SIMNA (and not Park Avenue, the Trust or the Fund) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA’s receipt from Park Avenue of advisory fees pursuant the Park Avenue Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

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5.             Compliance. SIMNA Limited agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to SIMNA Limited in writing (either directly or through SIMNA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.

6.             Status of SIMNA Limited. The services of SIMNA Limited to SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited will be free to render similar services to others so long as its services to SIMNA under this Agreement are not impaired thereby. SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds or the Trust.

7.             Liability of SIMNA Limited. No provision of this Agreement will be deemed to protect SIMNA Limited against any liability to SIMNA or to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8.             Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Park Avenue Advisory Agreement remains in effect. This Agreement may be terminated by the Trust (by a vote of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the applicable Fund or Funds), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by SIMNA (i) upon 60 days’ written notice to SIMNA Limited; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Park Avenue Advisory Agreement. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.

7 Bryant Park

New York, NY 10018

Attention: Legal Department

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If to SIMNA Limited, at:

Schroder Investment Management North America Limited

1 London Wall Place,

London ,

U.K.

EC2Y 7AU Attention: Legal
Department

This Agreement may be amended by mutual consent of the parties hereto.

9.              Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.            Confidentiality. SIMNA Limited shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Trust, the Board of Trustees, Park Avenue, and any director, officer, or employee of SIMNA, the Trust, or Park Avenue, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or SIMNA Limited, or (iii) for information that is publicly available other than due to disclosure by SIMNA Limited or its affiliates or becomes known to SIMNA Limited from a source other than SIMNA, the Trust, the Board of Trustees, or Park Avenue.

11.            Proxy Policy. SIMNA Limited acknowledges that unless Park Avenue or a Fund gives written instructions to SIMNA to the contrary, SIMNA, and SIMNA Limited by delegation from SINMA, is responsible for voting, or abstaining from voting, all proxies with respect to companies whose securities are held in that portion of a Fund allocated to SIMNA by Park Avenue, but to the extent such responsibility is delegated to SIMNA, SIMNA Limited shall use its best good faith judgment to vote, or abstain from voting, such proxies in the manner that best serves the interests of the shareholders of the relevant Fund or Funds.

12.            Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

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13.            Treatment of Fund Under FCA Rules. Each Fund will be treated as a Professional Client under rules of the Financial Conduct Authority in the United Kingdom.

14.            Write Down and Conversion Powers. Each party to this Agreement acknowledges, accepts and agrees that, notwithstanding any other provision of this Agreement or any other agreement, arrangement or understanding between the parties:

(a)            any liability of SIMNA Limited arising under or in connection with this Agreement may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;

(b)            Each party to this Agreement will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any such liability and in particular (but without limitation) by:

i.	any reduction in the outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

ii.	any cancellation of any such liability; and

iii.	any conversion of all or part of such liability into shares, other securities or other obligations of SIMNA Limited or any other person that may result from any exercise of any Write-down and Conversion Powers in relation to any such liability;

(c)            The terms of this Agreement and the rights of each party to this Agreement hereunder are subject to and may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any such liability and each party to this Agreement will be bound by any such variation; and

(d)            Shares, other securities or other obligations of SIMNA Limited or any other person may be issued to or conferred on a party to this Agreement as a result of any exercise of any Write-down and Conversion Powers in relation to any such liability.

For purposes of this section:

"Relevant Legislation" means Part 1 of the UK Banking Act 2009, as amended or re-enacted from time to time, any regulations, rules, orders or instruments made thereunder and any other laws, regulations, rules, orders, instruments, or requirements from time to time in force or applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

"Resolution Authority" means the Bank of England or any other body which has authority under the Relevant Legislation to exercise any Write-down and Conversion Powers; and

"Write-down and Conversion Powers" means the powers under the Relevant Legislation to cancel, transfer or dilute shares issued by an entity that is a bank or investment firm or an affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such an entity or any contract or instrument under which that liability arises, to convert all or part of such a liability into shares, securities or obligations of the entity or any other person, to provide that any such contract is to have effect as if a right had been exercised under it or to suspend any obligation in respect of such a liability.

15.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

/s/ Philip Middleton
Name:	Philip Middleton
Title:	Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

/s/ William Sauer
Name:	William Sauer
Title:	Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

/s/ Philip Middleton
Name:	Philip Middleton
Title:	Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

/s/ William Sauer
Name:	William Sauer
Title:	Authorized Signatory

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EXHIBIT A

Compensation of SIMNA Limited

For services rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust or the relevant Fund) will pay SIMNA Limited a sub-sub-advisory fee with respect to each Fund at the end of each month, in an amount determined based upon the internal Schroders Group Transfer Pricing Policy then in effect. As of the date hereof, under the current Schroders Group Transfer Pricing Policy, SIMNA will pay to SIMNA Limited at the end of each of month an amount equal to 63% of all fees actually paid by Park Avenue to SIMNA in the prior month under the Park Avenue Advisory Agreement.

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